INTERIM SUB-ADVISORY AGREEMENT

AGREEMENT dated April 3, 2008, between Integrity Money Management, Inc. a North Dakota corporation (the “Adviser”), located in Minot, ND, and J.P. Morgan Investment Management Inc., a Delaware corporation (the “Sub‑Adviser”), located in New York, NY, with respect to the Integrity High Income Fund.

WHEREAS, The Integrity Funds (the “Trust”) is organized under the laws of the State of Delaware pursuant to a Declaration of Trust dated October 31, 1997 (the “Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company consisting of several series;

WHEREAS, the Integrity High Income Fund (the “Fund”) is a series of the Trust;

WHEREAS, pursuant to the Investment Advisory Agreement of April 27, 2004 between the Adviser and the Trust, on behalf of the Fund (the “Investment Advisory Agreement”), the Adviser is the investment adviser to the Fund;

WHEREAS, the Adviser and Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940;

WHEREAS, in accordance with Rule 15a‑4(b)(1) under the 1940 Act, the Adviser wishes to retain the Sub-Adviser to assist the Adviser and the Fund in providing investment advisory services in connection with the Fund upon the terms and conditions hereafter set forth in this Agreement, as amended from time to time with the written consent of the parties hereto; and

WHEREAS, the Sub-Adviser is willing to provide such services to the Adviser upon the terms and conditions and for the compensation set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants therein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

             1.     Appointment.  The Adviser hereby appoints the Sub-Adviser its sub-adviser with respect to the Fund as provided for in the Investment Advisory Agreement between the Adviser and the Fund for the period and on the terms set forth in this Agreement.  The Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

             2.     Delivery of Documents.  The Adviser shall provide to the Sub-Adviser copies of the Trust’s most recent prospectus and statement of additional information (including all supplements thereto) which relate to any class of shares representing interests in the Fund (each such prospectus and statement of additional information as presently in effect, and as they shall from time to time be amended and supplemented, is herein respectively called a “Prospectus” and a “Statement of Additional Information”).

             3.     Sub-Advisory Services to the Fund.

         (a)           Subject to the supervision of the Adviser, the Sub-Adviser will perform the following services: (i) provide investment research and credit analysis concerning the Fund’s investments; (ii) conduct a continual program of investment of the Fund’s assets; (iii) place orders for all purchases and sales of the investments made for the Fund; (iv) maintain the books and records required in connection with its duties hereunder; and (v) keep the Adviser informed of developments materially affecting the Fund.

         (b)           The Sub-Adviser will use the same skill and care in providing such services as it uses in providing services to other accounts for which it has investment responsibilities; provided that, notwithstanding this Paragraph 3(b), the liability of the Sub-Adviser for actions taken and non-actions with respect to the performance of services under this Agreement shall be subject to the limitations set forth in Paragraph 12(a) of this Agreement.

         (c)           The Sub-Adviser will communicate to the Adviser and to the Trust’s custodian and fund accountants as instructed by the Adviser on each day that a purchase or sale of a security is effected for the Fund (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale has been effected, (iv) the CUSIP number of the security, if any, and (v) such other information as the Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Investment Advisory Agreement.

         (d)           The Sub-Adviser will provide the services rendered by it hereunder in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information.

         (e)           The Sub-Adviser will maintain records of the information set forth in Paragraph 3(c) hereof with respect to the securities transactions of the Fund and will furnish the Trust’s Board of Trustees and the Adviser with such periodic and special reports as the Board and the Adviser may reasonably request.

          (f)           The Sub-Adviser will promptly review all (1) reports of current security holdings in the Fund, (2) summary reports of transactions and pending maturities (including the principal, cost and accrued interest on each portfolio security in maturity date order) and (3) current cash position reports (including cash available from portfolio sales and maturities and sales of the Fund’s shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Trust and will promptly report any errors or discrepancies in such reports of which it is aware to the Trust or its designee and the Adviser.

4.      Brokerage.

         (a)           The Sub-Adviser may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer.  In selecting brokers or dealers through which to place orders, the Sub-Adviser will seek the best overall terms available.  In assessing the best overall terms available for any transaction the Sub-Adviser will consider the factors it considers relevant, including, but not limited to the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis.  In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission paid was reasonable in relation to the brokerage or research services provided by such broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to the other clients of the Sub-Adviser or its affiliates as to which the Sub-Adviser or its affiliates exercises investment discretion.  In no instance will portfolio securities be purchased from or sold, on a principal basis, to the Trust’s principal underwriter, the Adviser, Sub-Adviser or any affiliated person thereof (as the term “affiliated person” is defined in the 1940 Act), except to the extent permitted by SEC exemptive order or by applicable law.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in accordance with a methodology the Sub-Adviser believes to be equitable to each entity. The Adviser recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Fund.

             5.     Compliance with Laws; Confidentiality; Conflicts of Interest.

         (a)           The Sub-Adviser agrees that it will comply in all material respects with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdiction over the Sub-Adviser in performance of its duties hereunder (herein called the “Rules”).

         (b)           The Sub-Adviser will treat confidentially and as proprietary information of the Trust and the Adviser all records and information relative to the Trust and the Adviser and prior, present or potential shareholders (other than information that has been made public by the performance of its responsibilities and duties hereunder), except after prior notification to and approval in writing by the Trust or Adviser as appropriate, which approval shall not be unreasonably withheld and may not be withheld where the Sub‑Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by applicable regulatory authorities, or when so requested by the Trust.  Notwithstanding the foregoing, to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Fund (including but not limited to the identity of the Fund  and the market value of the Fund), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Agreement.  The terms of this Paragraph 5(b) shall survive the termination of this Agreement.

6.      Confidential Treatment.  It is understood that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by the Fund and the Adviser as confidential and for use only by the Adviser and the Fund.  Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and the Sub-Adviser, the Adviser and the Fund will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any list of securities held by the Fund for a period of at least 30 days after month end, except that the Fund’s top 10 holdings may be disclosed 10days after month end. In addition, the Adviser or the Fund may disclose, earlier than 30 days after month end, a list of the securities held by the Fund to certain third parties who have entered into a confidentiality agreement with the Fund.

             7.     Control by Trust’s Board of Trustees.   Any recommendations concerning the Fund’s investment program proposed by the Sub-Adviser to the Fund and the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Fund pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust as long as such directives are in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information, the Rules and Sub-Adviser’s policies.

             8.     Books and Records.  The Sub-Adviser shall maintain and preserve such records related to the Fund’s portfolio transactions as required under the 1940 Act.  The Adviser shall maintain and preserve all books and other records not related to the Fund’s portfolio transactions as required under the 1940 Act.  The Sub-Adviser agrees that all records that it maintains for the Fund are the property of the Trust and further agrees to surrender copies of such records to the Trust promptly upon the Trust’s request.  The terms of this Section 7 shall survive the termination of this Agreement.

             9.     Expenses.  During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with the performance of its services under this Agreement other than the cost of securities, brokerage commissions, custodian fees, auditors’ fees, taxes, interest, extraordinary expense items, and other expenses related to the operation of the Trust or the Fund.

           10.     Cooperation.

         (a)           The Sub‑Adviser will cooperate with reasonable requests from the Adviser and the Trust for information on its policies and procedures that the Adviser and the Trust believe they require to ensure compliance with the terms of this Agreement and the Rules.

(b)           The Sub-Adviser will provide reasonable access to the Adviser and the Trust, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

         (c)           The Sub-Adviser shall cooperate fully with the Adviser and the Trust in regards to any inquiry, examination or request for information with respect to the Fund or the Sub-Adviser from any federal or state regulatory agencies having authority over the Trust, Adviser or Fund.

           11.     Compensation.

         (a)           For the services provided and the expenses borne by the Sub‑Adviser pursuant to this Agreement, at the end of each calendar month, the Adviser will pay the Sub-Adviser the advisory fee as determined by this Agreement.  Payment of this compensation shall be the sole responsibility of the Adviser and shall in no way be an obligation of the Fund or of the Trust.

         (b)           The fee payable to the Sub-Adviser shall be computed monthly at an annual rate equal to 0.35% of the Fund’s “average daily net assets.”  The "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets as of 4:00 p.m. (Eastern time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time.  The value of net assets of the Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust and the Trust’s registration statement.  If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Paragraph 10(b), the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined, on that day.  If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any month end when the Sub-Adviser's compensation is payable pursuant to this section, then the Sub-Adviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).  If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Paragraph 10(b).

           12.     Limitation of Liability.

         (a)      The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Trust or the Fund in connection with the matters to which this Agreement relates, except that the Sub‑Adviser shall be liable to the Adviser and the Fund for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

(b)   Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use or the success of Sub-Adviser’s overall management of the Fund.  The Trust and the Adviser understand that investment decisions made for the Fund by the Sub-Adviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable.

         (c)      The Adviser shall be responsible at all times for supervising the Sub‑Adviser, and this Agreement does not in any way limit the duties and responsibilities that the Adviser has agreed to under the Investment Advisory Agreement.

         13.      Indemnification.

         (a)      The Sub-Adviser shall indemnify and hold harmless the Adviser and each of its officers, directors, employees and controlling persons from and against any losses, expenses (including reasonable attorneys’ fees and court costs), damages or liabilities to which the Adviser becomes subject in so much as such losses, expenses, damages or liabilities (or actions in respect thereof) result directly from the willful misfeasance, bad faith, recklessness, or gross negligence by the Sub-Adviser.  The terms of this Section 13 shall survive the termination of this Agreement.

         (b)      The Adviser shall indemnify and hold harmless the Sub-Adviser and each of its officers, directors, employees and controlling persons from and against any losses, expenses (including reasonable attorneys’ fees and court costs), damages or liabilities to which the Sub-Adviser becomes subject in so much as such losses, expenses, damages or liabilities (or actions in respect thereof) result directly from this Agreement or the Sub-Adviser’s performance of its duties hereunder; provided, however, that that nothing contained herein shall require that the Sub-Adviser be indemnified for any losses, expenses (including reasonable attorneys’ fees and court costs), damages or liabilities that resulted from Sub-Advisor’s willful misfeasance, bad faith, recklessness, or gross negligence in the performance of its duties under this Agreement.   The terms of this Section 13 shall survive the termination of this Agreement.

        (c)      Under no circumstances shall the Adviser or the Sub-Adviser be liable for any special, consequential or indirect damages.

           14.     Duration and Termination.  This Agreement shall become effective on May 5, 2008 (the “Effective Date”) and shall remain in full force for (i) 150 days following the Effective Date; or (ii) until a vote of a majority of the outstanding voting securities of the Fund have approved a new sub‑advisory agreement with the Sub‑Adviser; or (iii) unless sooner terminated as hereinafter provided, whichever occurs first.

                     This Agreement may be terminated with respect to the Fund (i) by the Trust at any time upon 60 days’ prior notice without the payment of any penalty by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund; (ii) by the Adviser on 180 days’ written notice to the Sub-Adviser; or (iii) by the Sub-Adviser on 180 days’ written notice to the Adviser.  This Agreement will also automatically terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meaning as such terms have in the 1940 Act.)

       15.     Delegation To Third Parties.   Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, Sub- Adviser may provide information about the Fund to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve Sub-Adviser of any of its obligations under this Agreement.

         16.      Trademarks.    The Adviser acknowledges that the names “JPMorgan Chase & Co.” or “J.P. Morgan Investment Management Inc.” or any derivative thereof or logo associated with those names (collectively, the “Marks”) are the valuable property of the Sub-Adviser.  The Sub-Adviser hereby grants the Trust and the Adviser a limited, non-exclusive, non-transferable license without the right of sublicense to use the Marks in its sales literature and advertising pertaining to the Fund and/or the Trust, subject in each case to prior written approval by the Sub-Adviser.  Such prior written approval shall not be unreasonably withheld.  Adviser acknowledges that the Marks are and at all times will remain the property of Sub-Adviser and Adviser agrees that the Trust and the Adviser will cease all use of the Marks immediately upon termination of this Agreement.

                       The Sub-Adviser agrees to submit any proposed sales literature for the Trust or for itself or its affiliates which mentions the Trust or Fund to the Trust’s distributor and the Adviser for review and approval or disapproval, and the Sub-Adviser agrees not to use any such sales literature that has not been approved by the Trust’s distributor and the Adviser.

                     The Adviser agrees to submit any proposed sales literature for the Trust or for itself or its affiliates which mentions the Sub-Adviser to the Sub-Adviser for review and approval or disapproval, and the Adviser agrees not to use any such sales literature that has not been approved by the Sub-Adviser.

           17.     Amendment of this Agreement.  No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by both  parties.

            18.    Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                                        INTEGRITY MONEY MANAGEMENT, Inc.

____________________________________

By:

         President

                                                                 J.P. MORGAN INVESTMENT MANAGEMENT Inc.

____________________________________

By:

     [Title]